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Consent of Independent Registered Public Accounting Firm

To the Board of Trustees of
Calvert Impact Fund, Inc:

We consent to the use of our report dated November 17, 2005, with respect to the financial statements of Calvert Large Cap Growth Fund, Calvert Small Cap Value Fund and Calvert Mid Cap Value Fund, each a series of the Calvert Impact Fund, Inc. as of September 30, 2005, incorporated herein by reference and to the references to our firm under the heading "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm and Custodians" in the Statement of Additional Information.

/s/KPMG

Philadelphia, Pennsylvania
January 24, 2006